EXHIBIT 4.2

COPART, INC.

STAND-ALONE STOCK OPTION AWARD AGREEMENT

NOTICE OF STOCK OPTION GRANT

Participant Name:

Address:

You have been granted a Nonstatutory Stock Option to purchase Common Stock of Copart, Inc. (the “Company”), subject to the terms and conditions of this Stand-Alone Stock Option Agreement (the “Option Agreement”), as follows:

Grant Number

______________________________

Date of Grant

______________________________

Vesting Commencement Date*

______________________________

Exercise Price per Share

$_____________________________

Total Number of Shares Granted

______________________________

Total Exercise Price

$_____________________________

Term/Expiration Date:

______________________________

* Vesting Commencement Date shall be the Date of Grant for Mr. Mitz and April 15, 2014 for Mr. Adair.

Vesting Schedule:

Subject to any acceleration provisions set forth in this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

One fifth (1/5th) of the Shares subject to the Option shall vest on the one-year anniversary of the Vesting Commencement Date and one sixtieth (1/60th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Participant continuing to be a Service Provider through each such date.

Notwithstanding the foregoing and anything contrary in this Option Agreement, if (i) prior to a Change in Control, Participant’s status as a Service Provider is terminated by the Company without Cause, or (ii) upon or following a Change in Control, Participant’s status as a Service Provider is terminated (A) by the Company, successor corporation or the entity to whom Participant is providing services following a transaction (the “Employer”) without Cause, or (B) by Participant for Good Reason (any termination described in clauses (i) and (ii), a “Covered Termination”), then one hundred percent (100%) of Participant’s Shares subject to the Option shall immediately vest and become exerciseable.

Termination Period:

As set forth in Section 9 of this Option Agreement, this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider, unless such termination is a Covered Termination, in which case this Option will remain exercisable through the Term/Expiration Date as provided above.  Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 11(c) of this Option Agreement.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, which is made a part of this document.  Participant has reviewed this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Option Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	COPART, INC.

Signature	By

Print Name	Title

Resident Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.

Definitions.  As used herein, the following definitions will apply:

(a)

“Administrator” means the Board or any of its committees as will be administering the Option, in accordance with Section 17 of the Option Agreement.

(b)

“Option Agreement” means this Option agreement between the Company and Participant evidencing the terms and conditions of this Option.

(c)

“Board” means the Board of Directors of the Company.

(d)

“Cause” means (i) any act of dishonesty made by Participant in connection with Participant’s responsibilities as a Service Provider; (ii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Participant’s gross misconduct; (iv) willful and continued failure of Participant to substantially perform his or her principal duties and/or obligations of employment to his or her Employer; or (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company.

(e)

“Change in Control” means the occurrence of any of the following events:

(i)

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(f)

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(g)

“Common Stock” means the common stock of the Company.

(h)

“Company” means Copart, Inc., a Delaware corporation, or any successor thereto.

(i)

“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(j)

“Director” means a member of the Board.

(k)

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l)

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(m)

“Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system.  If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(n)

“Good Reason” means, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following without Participant’s consent: (i) the assignment, reduction or removal of Participant’s duties or position, either of which results in a material diminution in Participant’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, reduction or removal; (ii) a material reduction by the Company of Participant’s base salary as in effect immediately prior to such reduction; or (iii) the material change in geographic location of Participant’s principal place of performing his or her duties as a Service Provider of the Company by more than fifty (50) miles.  In order for an event to qualify as Good Reason, Participant must not terminate as a Service Provider without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(o)

“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)

“Notice of Grant” means the portion of this Option Agreement to which these Terms and Conditions of Stock Option Grant are attached.

(q)

“Option” means this option to purchase shares of Common Stock granted pursuant to this Option Agreement.

(r)

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)

“Participant” means the person named in the Notice of Grant or such person’s successor.

(t)

“Service Provider” means an Employee, Director, or Consultant.

(u)

“Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of this Option Agreement.

(v)

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.

Grant of Option.  The Company hereby grants to the Participant this Option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement.

3.

Vesting Schedule.  Except as provided in Section 4, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.

Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time.  If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

5.

Exercise of Option.

(a)

Right to Exercise.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option Agreement.

(b)

Method of Exercise.  This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company.  The Exercise Notice will be completed by Participant and delivered to the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding.  This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

6.

Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

(a)

cash;

(b)

check;

(c)

consideration received by the Company under a formal cashless exercise program adopted by the Company;

(d)

by net exercise whereby the Option may be exercised in full or in part by surrendering a portion of the Option as payment of the aggregate Exercise Price per Share for the number of Shares subject to the Option to be exercised. The number of Shares subject to the Option that would be surrendered in payment of the Exercise Price would be determined by multiplying the number of Shares to be exercised by the per Share Exercise Price, and then dividing the product thereof by an amount equal to the per Share Fair Market Value on the date of exercise.  If the Fair Market Value of the Shares subject to the portion of the Option that is surrendered pursuant to a net exercise exceeds the aggregate Exercise Price of the Exercised Shares, the excess will be paid to the Participant in cash.

(e)

surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

7.

Tax Obligations.

(a)

Tax Withholding.  Notwithstanding any contrary provision of this Option Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)

Code Section 409A.  Under Code Section 409A, an option that vests after December 31, 2004 that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.”  A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The Discount Option may also result in additional state income, penalty and interest charges to Participant.  Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination.  Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

8.

Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.

Termination of Employment.  If Participant ceases to be a Service Provider, the Option will remain exercisable for twelve (12) months, unless such termination is the result of a Covered Termination, in which case the Option will remain exercisable through the Term/Expiration Date as set forth in the Notice of Grant, to the extent the Option is vested on the date of termination (but in no event later than the Term/Expiration Date as set forth in the Notice of Grant), and subject to earlier termination as set forth in Section 11(c).  Unless otherwise provided by the Administrator, if on the date of termination Participant is not vested as to the entire Option, the Shares covered by the unvested portion of the Option will terminate.  If after termination Participant does not exercise the Option within the time specified herein, the Option will terminate.

10.

Leaves of Absence.  Unless the Administrator provides otherwise, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence.  Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

11.

Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)

Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Option Agreement, will adjust the number, class, and price of Shares covered by the Option.

(b)

Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent an Option has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c)

Change in Control.  In the event of a merger or Change in Control, the Option will be treated as the Administrator determines, including, without limitation, that the Option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).

In the event that the Successor Corporation does not assume or substitute for the Option, Participant will fully vest in and have the right to exercise all his or her outstanding Option, including Shares as to which the Option would not otherwise be vested or exercisable.  In addition, if the Option is not assumed or substituted for in the event of a Change in Control, the Administrator will notify Participant in writing or electronically that the Option will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period.

For the purposes of this subsection (c), the Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option, for each Share subject to the Option, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this subsection (c) to the contrary, an Option that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Option assumption.

12.

No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER

ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

13.

Address for Notices.  Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company, in care of its General Counsel at Copart, Inc., 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254, or at such other address as the Company may hereafter designate in writing.

14.

Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15.

Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Option Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.

Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.  Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

17.

Administrator Authority.  The Administrator will have the power to interpret this Option Agreement and to adopt such rules for the administration, interpretation and application of the Option Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested).  The Administrator has full authority and discretion to administer this Option Agreement, including but not limited to the authority to: (i) modify or amend the Option (subject to Section 21 of this Option Agreement), including, but not limited to, the discretionary authority to extend the post-termination exercise period of the Option, (ii) authorize any person to execute on behalf of the Company any instrument required to effect the grant or amendment of the Option previously granted or amended by the Administrator, and (iii) provide for the transferability of the Option.  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Option Agreement.

18.

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means or request Participant’s consent by electronic means.  Participant hereby consents to receive such documents by electronic delivery through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.

Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20.

Agreement Severable.  In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21.

Modifications to the Agreement.  This Option Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Option Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

22.

Governing Law.  This Option Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Dallas County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Option is made and/or to be performed.

EXHIBIT B

COPART, INC.

STAND-ALONE STOCK OPTION AGREEMENT

EXERCISE NOTICE

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

Attention:  [_______]

1.

Exercise of Option.  Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Copart, Inc. (the “Company”) under and pursuant to the Stand-Alone Stock Option Agreement dated ________ (the “Option Agreement”).  The purchase price for the Shares will be $_____________, as required by the Option Agreement.

2.

Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3.

Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.

Rights as Stockholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 11 of the Option Agreement.

5.

Tax Consultation.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares.  Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.

Entire Agreement; Governing Law.  The Option Agreement is incorporated herein by reference.  This Exercise Notice and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.  This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Submitted by:	Accepted by:

PURCHASER	COPART, INC.

Signature	By

Print Name	Title

Address:

Date Received